EXHIBIT 99.1


For more information, please contact:          For Immediate Release

      Stacey Needham
      ImageX, Inc.
      (425) 576-7056
      stacey.needham@imagex.com

                    IMAGEX TO SELL SOFTWARE SUBSIDIARY, EXTENSIS, INC.
                         TO CELARTEM TECHNOLOGY USA INC.

        Sale Will Bolster Balance Sheet by $9.0 Million in Cash Proceeds

KIRKLAND, Wash. - September 9, 2002 - ImageX(R), Inc. (NASDAQ: IMGX), the leading provider of online solutions for distributing, managing and producing sales and marketing materials, today announced that it has signed a definitive agreement to sell its whollyowned subsidiary, Extensis, Inc., to Celartem Technology USA Inc. for $11.0 million, with $9.0 million in cash proceeds and an additional $2.0 million due over the next two years if certain revenue targets are met. Celartem will acquire all of the Extensis common stock. The sale represents an estimated gain to the Company of approximately $2.8 million to $3.8 million after transaction costs and adjustments, to be recognized upon closing in September 2002.

"This transaction is an important step in ImageX's ongoing efforts to improve its financial position and further helps us to focus on our core business," said Rich Begert, president and CEO. "As a provider of digital media management tools for creative software professionals, we found Extensis had little overlap with our core business of providing print procurement, distribution and manufacturing software products and services."

"While we expect lower revenues due to the sale of Extensis, we anticipate that situation improving over time as selling of the ImageX technology - including our Channel Marketing System, Print System and patent licensing opportunities - continues to grow," Begert continued.
"We believe we had sufficient cash to reach profitability, however, the cash from this transaction provides a hedge against prolonged weakness in the economy and gives us the ability to pursue aggressive execution of our business plan."

As a result of this transaction, ImageX's adjusted revenue projection for 2002 is approximately $43 to $45 million with no significant change to projected earning per share target, exclusive of a one-time gain. ImageX will retain all print-related patents, including patents issued and pending.

"The vision of Celartem Technology has been to create a new generation of digital media technology for the graphics industry worldwide. Extensis has been successfully delivering high quality digital media applications to this same customer base and is highly respected in the creative professional community. We see the combination of these two dynamic and customer driven companies as a powerful new force that will shape the next several years in our industry," said Osamu Ikeda, president and CEO, Celartem Technology USA Inc.

"We were very impressed with the global capabilities that Extensis has displayed throughout its product line. Celartem has operations in Japan, Europe and the US, so the ability to deliver products reliably across all these regions was extremely attractive to us. I am very proud of the unique technologies that Celartem has developed that will now be coupled with the Extensis team's deep knowledge and experience in commercial software products," said Jiro Shindo, president and CEO, Celartem Technology Inc.

ABOUT IMAGEX
Founded in 1995 and based in Kirkland, Wash., ImageX (Nasdaq: IMGX) is the leading provider of online solutions for distributing, managing and producing sales and marketing materials. With six patents issued and more than 40 patents pending, the company's advanced technology reduces costs related to procuring branded communications materials. ImageX's blue chip customer base includes AT&T, Automatic Data Processing (ADP), CB Richard Ellis, GE, Kraft, Merck and Co., Liz Claiborne and many others. More information on the company and its services can be obtained from http://www.imagex.com or by calling (877) 682-0880.

ABOUT CELARTEM TECHNOLOGY
Celartem Technology was established in 1996 to conduct research and development into storage and distribution technologies for digital images. It has developed, and sells VFZ technology, which allows digital images to be stored and distributed without any loss in resolution; and the Protected Archive Distribution Server that allows digital images to be distributed over networks in a secure manner at original resolution. On December 11, 2001, Celartem was listed on the NASDAQ Japan Market. Please visit www.celartem.com for more information.

                                     # # #

Registered trademarks and service marks are the property of their respective owners.

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on the opinions and estimates of management only as of the date of this release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in ImageX's registration statements and periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 filed on April 1, 2002 and its Form 10-Q for quarter ended June 30, 2002 filed on August 9, 2002. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. ImageX undertakes no obligation, except as required by securities laws, to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.